Exhibit 10.1

Execution Version

BOARD OBSERVER AGREEMENT

This Board Observer Agreement (this “Agreement”) is made effective as of February 12, 2022 (the “Effective Date”), by and between Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”) and Ronald C. Katz (the “Observer,” and together with Zebra, each a “Party,” and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Zebra, Elkay Manufacturing Company (“Elkay”), a Delaware corporation, Zebra Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Zebra (“Merger Sub”) and the Stockholder Representative are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, on the Closing Date, Merger Sub will merge with and into Elkay, the separate existence of Merger Sub shall cease, and Elkay shall continue as the surviving corporation and a wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, in accordance with Section 2.8(b) of the Merger Agreement, from and after the Closing, during the term of this Agreement, Zebra shall permit the Observer to participate in all meetings of the board of directors of Zebra (the “Zebra Board”) in a nonvoting, observer capacity, subject to and in accordance with the terms hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.              Observer Rights & Obligations. Subject to Section 3 and Section 2 below:

1.1            Until the Observer ceases to serve in such capacity, Zebra hereby grants to the Observer the right to attend all meetings (including telephonic or videoconference meetings) of the Zebra Board in his capacity as an observer. Except as set forth in Section 2 below, the Observer may observe and participate fully in discussions at all meetings of the Zebra Board, but in no event shall the Observer, in his capacity as such: (a) be deemed to be a director or a member of, or consultant or advisor to, the Zebra Board (or any committee); or (b) have the right to call a meeting of the Zebra Board or vote on or propose any motions, resolutions or other actions for a vote or approval by the Zebra Board (or any committee). Neither Zebra nor the Zebra Board shall have any obligation to act upon or otherwise take into account any recommendations of or input from the Observer. Subject to Section 1.2 and Section 2 below, Zebra shall allow the Observer to attend all meetings of the Zebra Board in the same manner it allows any directors on the Zebra Board, in accordance with the bylaws of Zebra, including in person (if an in-person meeting) or by telephone or other electronic means of communication by which such meeting is held and pursuant to which all participants in the meetings can hear and be heard by each other. Without limiting the notice and information rights and obligations in Section 2 below, the presence of the Observer shall not be required for purposes of establishing a quorum at any meeting of the Zebra Board, or for the calling to order of any such meeting of the Zebra Board. For the avoidance of doubt, the Observer shall have no right to control the scheduling of any of the meetings described in this Section 1.1. The rights granted to the Observer pursuant to this Section 1.1 shall terminate immediately upon the termination of this Agreement in accordance with Section 4.

1.2            Compliance with Zebra Policies. Observer acknowledges that he will comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable, from time to time, to members of the Zebra Board as if he was a board member, including, the Zebra’s Code of Business Conduct and Ethics, and policies on confidentiality, ethics, hedging and pledging of Zebra’s securities, public disclosures, stock trading, and stock ownership (collectively, the “Zebra Policies and Procedures”). The Observer shall provide Zebra with such information as is reasonably requested by Zebra concerning the Observer as is required to be disclosed under applicable Law or stock exchange regulations, in each case as promptly as necessary as determined by Zebra.

1.3            Reimbursement. Zebra hereby agrees, in accordance with its Organizational Documents, to reimburse the Observer for all reasonable out-of-pocket travel expenses incurred (consistent with Zebra’s travel policy) in connection with attending meetings of the Zebra Board. The rights granted to the Observer pursuant to this Section 1.3 are, for the avoidance of doubt, non-transferrable, and shall terminate immediately upon the termination of this Agreement in accordance with Section 4.

2.             Meeting Attendance Exceptions, Notice and Information Rights. Until the Observer ceases to serve in such capacity, Zebra shall provide to the Observer copies of all notices, minutes, consents and other materials that Zebra provides to the members of the Zebra Board (collectively, “Board Materials”), at the same time and in the same manner as such information is delivered to the other members of the Zebra Board. Notwithstanding the immediately preceding sentence or anything else to the contrary contained herein, Zebra may withhold certain Board Materials from the Observer or exclude the Observer from certain meetings (or portions of meetings) of the Zebra Board if the Zebra Board determines, in its sole discretion and in good faith that such action with respect to the Observer is necessary to avoid an actual or potential conflict of interest between Zebra, on the one hand, and the Observer or any of his associates or Affiliates, on the other hand, comply with the terms and conditions of confidentiality agreements with third-parties or applicable law, and/or preserve attorney-client privilege, work product or similar privilege. The rights granted to the Observer pursuant to this Section 2 shall terminate immediately upon the termination of this Agreement in accordance with Section 4.

3.             Confidential Information.

3.1            To the extent any information obtained by the Observer from Zebra is Confidential Information (as defined below), the Observer will treat any such Confidential Information in accordance with the terms and conditions of this Section 3.

3.2            As used in this Agreement, “Confidential Information” means any and all information or data concerning Zebra or any of its Affiliates, whether in verbal, visual, written, electronic or other form (including but not limited to all Board Materials that are or contain non-public, competitive or business sensitive or proprietary information), together with all notes or information discerned from, based on or relating to any of the foregoing that may be prepared or created by the Observer; provided, however, that “Confidential Information” shall not include information that: (a) is or becomes generally available to the public (other than as a result of the unauthorized disclosure of such information in violation of this Agreement by the Observer); (b) is independently developed by the Observer without the use of Confidential Information; (c) becomes available to the Observer at any time on a non-confidential basis from a third party that is not, to the Observer’s knowledge after due inquiry, prohibited from disclosing such information to the Observer by any contractual, legal or fiduciary obligation; or (d) was known by the Observer prior to his receipt thereof from Zebra as proven by written evidence.

3.3            The Observer shall: (a) retain all Confidential Information in strict confidence and acknowledges and agrees that the disclosure of such information could cause irreparable harm to Zebra and its stockholders; (b) not disclose Confidential Information in any manner to any other person or entity; and (c) use the Confidential Information solely in connection with: (i) the exercise of his rights as a non-voting observer of the Board as provided in this Agreement; or (ii) monitoring and enforcing the Observer’s rights hereunder; provided, however, that the foregoing shall not apply to or limit any disclosure to the extent such disclosure is required to be disclosed by applicable Law, provided that, to the extent not prohibited by Law, the Observer shall give Zebra prompt written notice of such requirement and cooperate with Zebra to seek a protective order or other appropriate remedies to obtain assurance that confidential treatment will be accorded such Confidential Information. The confidentiality provisions of this Agreement shall survive the termination of this Agreement.

3.4            Upon the time that Observer shall cease to serve as a non-voting observer of the Board no matter the cause, the Observer shall, as promptly as reasonably practicable (but in any case no later than three (3) business days), return all Confidential Information to the Zebra and provide written certification to Zebra that such materials have been so returned, are no longer in his possession and no copies have been retained.

4.            Termination. Subject to Zebra’s Organizational Documents, this Agreement and the rights and obligations hereunder shall immediately terminate and be of no further force and effect (other than provisions which are expressly designated as surviving termination), and the Observer shall not be able to attend any Board or committee meetings or receive any Confidential Information (including, but not limited to Board Materials), upon the earliest to occur of (a) the date on which the Observer and his Affiliates or transferees (including Ice Mountain and its Affiliates) no longer Beneficially Own at least 5% of the Purchaser Shares which they are entitled to be issued pursuant to Sections 2.5(a) and 4.2(d) of the Merger Agreement (or, if later, the first anniversary of the date of this Agreement), (b) Observer’s irrevocable resignation as an observer delivered to Zebra in writing, or (c) Observer’s death or disability (as reasonably determined by Zebra); provided, that no termination of this Agreement shall affect the rights or obligations provided in Section 3 and Section 5 through 17 hereof which shall survive such termination or affect any other provision of this Agreement that is intended or contemplated to survive such termination as provided herein.

5.             Notices. Any notice, request, instruction or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email with confirmation that the message was delivered, and provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such Party set forth below and marked to the attention of the designated individual, provided that with respect to notices deliverable to the Stockholder Representative, such notices shall be delivered solely via email or facsimile:

If to Zebra, to:

Zurn Water Solutions Corporation

511 W. Freshwater Way

Milwaukee, WI 53204

Attention: Jeffrey LaValle, Vice President, General Counsel and Secretary

Email: jeffrey.lavalle@zurn.com

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:      R. Alec Dawson; Andrew L. Milano and Allison D. Gargano

Email: alec.dawson@morganlewis.com; andrew.milano@morganlewis.com; Allison.gargano@morganlewis.com

Facsimile:      (212) 309-6001

If to the Observer, to:

Ron C. Katz

827 Garfield Avenue

Hinsdale, IL 60621
Email: ron.katz@elkay.com

6.             Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom located in the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).

7.             WAIVER OF JURY TRIAL. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.             Equitable Relief. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 4, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Zebra nor the Observer would have entered into this Agreement. Prior to the valid termination of this Agreement pursuant to Section 4, the Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provided in this Agreement, the remedies available to the Parties pursuant to this Section 8 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.

9.             Entire Agreement. This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), and all other agreements required to be delivered at Closing pursuant hereto and thereto, contain the entire agreement among the parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties relating to the subject matter of this Agreement, the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing pursuant hereto and thereto. To the extent there is a conflict between this Agreement and any of the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing, with respect to the rights provided to Observer in Section 1 hereof, this Agreement shall control.

10.             Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting Party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the neuter gender shall include masculine and feminine genders; (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (e) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (f) the terms “or,” “any” or “either” are not exclusive; (g) except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement; and (j) any reference to an applicable “Law” shall be such Law as amended from time to time.

11.             Amendment and Waivers. The Parties may amend, modify or supplement this Agreement only by a written agreement signed by Zebra and the Observer. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party (subject to the limitations herein).

12.             Assignability. The Observer may not assign or otherwise transfer this Agreement or any of the rights, interests or obligations set forth in this Agreement, and any attempted transfer or assignment shall be null and void, and no transfer or assignment shall be deemed to have occurred by operation of law.

13.             No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.             Severability. If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

15.             Expenses. Except as set forth in Section 1.3, each Party shall be responsible for its costs and expenses in connection with the negotiation of this Agreement.

16.             Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.

17.             Captions. The captions of the Sections of this Agreement are solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

ZEBRA

Zurn Water Solutions Corporation

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President and Chief Executive Officer

OBSERVER

/s/ Ronald C. Katz
Ronald C. Katz

[Signature Page to Board Observer Agreement]